SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 11, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its December, fourth quarter, and total year preliminary traffic statistics. The Company flew 10.0 billion revenue passenger miles (RPMs) in December 2015, an increase of 8.6 percent from the 9.2 billion RPMs flown in December 2014. Available seat miles (ASMs) increased 8.3 percent to 12.1 billion in December 2015, compared with December 2014 ASMs of 11.2 billion. The December 2015 load factor was a record for the month of December at 83.0 percent, compared with 82.7 percent in December 2014.

For fourth quarter 2015, the Company flew 29.7 billion RPMs, an increase of 11.1 percent from the 26.8 billion RPMs flown in fourth quarter 2014. Fourth quarter 2015 ASMs increased 8.4 percent to 35.4 billion, compared with fourth quarter 2014 ASMs of 32.6 billion. The fourth quarter 2015 load factor was a fourth quarter record at 84.0 percent, compared with 82.0 percent in fourth quarter 2014. The Company continues to estimate its fourth quarter 2015 operating revenue per ASM (RASM) will be approximately flat to down 1.0 percent, compared with fourth quarter 2014.

For 2015, the Company flew 117.5 billion RPMs, an increase of 8.8 percent from the 108.0 billion RPMs flown in 2014. For 2015, ASMs increased 7.3 percent to 140.5 billion, compared with 131.0 billion in 2014. The 2015 load factor was an annual record at 83.6 percent, compared with 82.5 percent in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

DECEMBER
	2015	2014	Change
Revenue passengers carried	10,105,907	9,594,370	5.3%
Enplaned passengers	12,371,034	11,666,424	6.0%
Revenue passenger miles (000s)	10,020,969	9,224,382	8.6%
Available seat miles (000s)	12,072,508	11,151,720	8.3%
Load factor	83.0%	82.7%	0.3 pts.
Average length of haul	992	961	3.2%
Trips flown	108,208	104,550	3.5%

FOURTH QUARTER
	2015	2014	Change
Revenue passengers carried	30,368,454	27,894,107	8.9%
Enplaned passengers	37,039,737	34,065,219	8.7%
Revenue passenger miles (000s)	29,727,972	26,767,655	11.1%
Available seat miles (000s)	35,378,679	32,647,338	8.4%
Load factor	84.0%	82.0%	2.0 pts.
Average length of haul	979	960	2.0%
Trips flown	319,178	309,271	3.2%

TOTAL YEAR
	2015	2014	Change
Revenue passengers carried	118,171,211	110,496,912	6.9%
Enplaned passengers	144,574,882	135,767,188	6.5%
Revenue passenger miles (000s)	117,499,879	108,035,133	8.8%
Available seat miles (000s)	140,512,514	131,003,957	7.3%
Load factor	83.6%	82.5%	1.1 pts.
Average length of haul	994	978	1.6%
Trips flown	1,267,358	1,255,502	0.9%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
***